SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           Information to be included in statements filed pursuant to
      Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to
                                  Rule 13d-2(b)


                                  AvantGo, Inc.
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
                         (Title of Class of Securities)

                                     05349M
                                 (CUSIP Number)



             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     |_| Rule 13d-1(b)
     |X| Rule 13d-1(c)
     |_| Rule 13d-1(d)

                                  Schedule 13G
CUSIP NO.
05349M
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    21st Century Internet Fund, L.P.            Tax ID Number: 94-3253692
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
                                5,741,140
NUMBER OF
                        --------------------------------------------------------
SHARES                  6       SHARED VOTING POWER
BENEFICIALLY                    0
OWNED BY
                        --------------------------------------------------------
EACH                    7       SOLE DISPOSITIVE POWER
REPORTING                       5,741,140
PERSON
                        --------------------------------------------------------
WITH                    8       SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,741,140

--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.7%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------

                                  Schedule 13G
CUSIP NO.
05349M
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    21VC Fund II, L.P.                         Tax ID Number:  94-3338937
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
                                322,966
NUMBER OF
                        --------------------------------------------------------
SHARES                  6       SHARED VOTING POWER
BENEFICIALLY                    0
OWNED BY
                        --------------------------------------------------------
EACH                    7       SOLE DISPOSITIVE POWER
REPORTING                       322,966
PERSON
                        --------------------------------------------------------
WITH                    8       SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    322,966

--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------

                                  Schedule 13G
CUSIP NO.
05349M
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Peter Ziebelman
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
                                20,274(1)
NUMBER OF
                        --------------------------------------------------------
SHARES                  6       SHARED VOTING POWER
BENEFICIALLY                    6,043,832
OWNED BY
                        --------------------------------------------------------
EACH                    7       SOLE DISPOSITIVE POWER
REPORTING                       20,274
PERSON
                        --------------------------------------------------------
WITH                    8       SHARED DISPOSITIVE POWER
                                6,043,832

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,064,106(2)

--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.6%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

    IN

--------------------------------------------------------------------------------

----------

     (1) Includes 18,659 shares and 1,615 shares of Common Stock indirectly beneficially owned by Mr. Ziebelman as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively.

     (2) Includes 5,741,140 shares of Common Stock held by 21st Century Internet Fund, L.P. and 322,966 shares of Common Stock held by 21VC Fund II, L.P. Mr. Ziebelman expressly declares, pursuant to Rule 13d-4, that the filing of this statement shall not be construed as an admission that he is, for the purposes of
Section 13(d) or 13(g) of the Act, the beneficial owner of shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P.

                                  Schedule 13G
CUSIP NO.
05349M
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    J. Neil Weintraut
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
                                26,015(3)
NUMBER OF
                        --------------------------------------------------------
SHARES                  6       SHARED VOTING POWER
BENEFICIALLY                    6,038,091
OWNED BY
                        --------------------------------------------------------
EACH                    7       SOLE DISPOSITIVE POWER
REPORTING                       26,015
PERSON
                        --------------------------------------------------------
WITH                    8       SHARED DISPOSITIVE POWER
                                6,038,091

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,064,106(4)

--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.6%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

    IN

--------------------------------------------------------------------------------

----------

     (3) Includes 24,400 shares and 1,615 shares of Common Stock indirectly beneficially owned by Mr. Weintraut as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectfully.

     (4) Includes 5,741,140 shares of Common Stock held by 21st Internet Fund, L.P. and 322,966 shares of Common Stock held by 21VC Fund II, L.P. Mr. Weintraut expressly declares, pursuant to Rule 13d-4, that the filing of this statement shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P.

                                  SCHEDULE 13G

Item 1(a).  Name of Issuer.

     This Schedule 13G relates to AvantGo, Inc., a Delaware corporation (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, California 94402.

Item 2(a)  Name of Person Filing.

     This Schedule 13G is being filed by 21st Century Internet Fund, L.P., a Delaware limited partnership.

Item 2(b)  Address of Principal Business Office or, if None, Residence.

     The business address of 21st Century Internet Fund, L.P. is 2 South Park, 2nd Floor, San Francisco, California 94107.

Item 2(c)  Citizenship.

     21st Century Internet Fund, L.P. is a limited partnership organized under the laws of the state of Delaware.

Item 2(d)  Title of Class of Securities.

     This Schedule 13G relates to the Company's common stock, $0.0001 par value (the "Common Stock").

Item 2(e)  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 05349M.

Item 1(a).  Name of Issuer.

     This Schedule 13G relates to AvantGo, Inc., a Delaware corporation (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, California 94402.

Item 2(a)  Name of Person Filing.

     This Schedule 13G is being filed by 21VC Fund II, L.P., a Delaware limited partnership.

Item 2(b)  Address of Principal Business Office or, if None, Residence.

     The business address of 21VC Fund II, L.P., is 2 South Park, 2nd Floor, San Francisco, California 94107.

Item 2(c)  Citizenship.

     21VC Fund II, L.P., is a limited partnership organized under the laws of the state of Delaware.

Item 2(d)  Title of Class of Securities.

     This Schedule 13G relates to the Company's common stock, $0.0001 par value (the "Common Stock").

Item 2(e)  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 05349M.

Item 1(a).  Name of Issuer.

     This Schedule 13G relates to AvantGo, Inc., a Delaware corporation (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, California 94402.

Item 2(a)  Name of Person Filing.

     This Schedule 13G is being filed by Peter Ziebelman.

Item 2(b)  Address of Principal Business Office or, if None, Residence.

     The business address of Mr. Ziebelman is 2 South Park, 2nd Floor, San Francisco, California 94107.

Item 2(c)  Citizenship.

     Mr. Ziebelman is a United States citizen.

Item 2(d)  Title of Class of Securities.

     This Schedule 13G relates to the Company's common stock, $0.0001 par value (the "Common Stock").

Item 2(e)  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 05349M.

Item 1(a).  Name of Issuer.

     This Schedule 13G relates to AvantGo, Inc., a Delaware corporation (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, California 94402.

Item 2(a)  Name of Person Filing.

     This Schedule 13G is being filed by J. Neil Weintraut.

Item 2(b)  Address of Principal Business Office or, if None, Residence.

     The business address of Mr. Weintraut is 2 South Park, 2nd Floor, San Francisco, California 94107.

Item 2(c)  Citizenship.

     Mr. Weintraut is a United States citizen.

Item 2(d)  Title of Class of Securities.

     This Schedule 13G relates to the Company's common stock, $0.0001 par value (the "Common Stock").

Item 2(e)  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 05349M.

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing Is a:

        (a) |_| Broker or dealer registered under Section 15 of the Exchange
                Act.

        (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) |_| Investment company registered under Section 8 of the Investment Company Act.

        (e) |_| An investment advisor in accordance with Rule
                13d-1(b)(1)(ii)(E).

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(F).

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         Not applicable.

Item 4.  Ownership.

4.1      21st Century Internet Fund, L.P. as of December 31, 2000:

         (a) Amount beneficially owned:  5,741,140

         (b) Percent of class:  16.7%

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:  5,741,140

              (ii) Shared power to vote or to direct the vote:  -0-

             (iii) Sole power to dispose or to direct the disposition
                   of: 5,741,140

              (iv) Shared power to dispose or to direct the disposition of: -0-

4.2      21VC Fund II, L.P. as of December 31, 2000:

         (a) Amount beneficially owned:  322,966

         (b) Percent of class:  1%

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:  322,966

              (ii) Shared power to vote or to direct the vote:  -0-

             (iii) Sole power to dispose or to direct the disposition
                   of:  322,966

              (iv) Shared power to dispose or to direct the disposition of: -0-

4.3      Mr. Ziebelman as of December 31, 2000:

         (a) Amount beneficially owned:  6,064,106(5)

         (b) Percent of class:  17.6%

         (c) Number of shares as to which such person has:

----------
     (5) Includes 5,741,140 shares and 322,966 of Common Stock held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively, of which Mr. Zeibelman is a general partner.

               (i) Sole power to vote or direct the vote:  20,274(6)

              (ii) Shared power to vote or to direct the vote:  6,043,832

             (iii) Sole power to dispose or to direct the disposition of: 20,274

              (iv) Shared power to dispose or to direct the disposition
                   of:  6,043,832

4.2      Mr. Weintraut as of December 31, 2000:

         (a) Amount beneficially owned:  6,064,106(7)

         (b) Percent of class:  17.6%

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:  26,015(8)

              (ii) Shared power to vote or to direct the vote:  6,038,091

             (iii) Sole power to dispose or to direct the disposition of: 26,015

              (iv) Shared power to dispose or to direct the disposition
                   of:  6,038,091

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

----------

     (6) Includes 18,659 shares and 1,615 shares of Common Stock indirectly beneficially owned by Mr. Ziebelman as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively.

     (7) Includes 5,741,140 shares and 322,966 of Common Stock held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively, of which Mr. Weintraut is a general partner.

     (8) Includes 24,400 shares and 1,615 shares of Common Stock indirectly beneficially owned by Mr. Weintraut as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: February ____, 2001

                                        21st CENTURY INTERNET FUND, L.P.


                                        By: /s/ Neil Weintraut
                                            ---------------------------------
                                            J. Neil Weintraut
                                            General Partner

     Dated: February ___, 2001

                                        21VC FUND II, L.P.


                                        By: /s/ Neil Weintraut
                                            ---------------------------------
                                            J. Neil Weintraut
                                            General Partner

     Dated: February ____, 2001

                                        By: /s/ Peter Ziebelman
                                            ---------------------------------
                                            Peter Ziebelman

     Dated: February ____, 2001

                                        By: /s/ Neil Weintraut
                                            ---------------------------------
                                            J. Neil Weintraut

                                    Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1), each of the undersigned parties hereby agree to file this Schedule 13G jointly on behalf of each of them.

     Dated: February ____, 2001

                                        21st CENTURY INTERNET FUND, L.P.


                                        By: /s/ Neil Weintraut
                                            ---------------------------------
                                            J. Neil Weintraut
                                            General Partner

     Dated: February ___, 2001

                                        21VC FUND II, L.P.


                                        By: /s/ Neil Weintraut
                                            ---------------------------------
                                            J. Neil Weintraut
                                            General Partner

     Dated: February ____, 2001

                                        By: /s/ Peter Ziebelman
                                            ---------------------------------
                                            Peter Ziebelman

     Dated: February ____, 2001

                                        By: /s/ Neil Weintraut
                                            ---------------------------------
                                            J. Neil Weintraut